Exhibit 1.1

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Investor Relations Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Appoints Additional Independent Directors

Majority of Board is Independent as CDC Software Prepares to Become Stand Alone Company

[Atlanta and Beijing, October 20, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications and services, announced today that it has appointed John Clough and Simon Wong to its board of directors. Mr. Clough and Mr. Wong will join Tom Manning as independent members of the board and members of the audit committee.

Mr. Clough has over 25 years of experience in the software industry and is a special advisor to General Atlantic Partners. Mr. Wong is a founding senior partner in Asia Global Capital and was previously a senior managing director of Transpac Capital Ltd, one of the oldest and largest private equity firms in Asia. He was a past chairman of the Hong Kong Venture Capital Association. Mr. Clough and Mr. Wong are also independent board members of CDC Corporation. Mr. Manning was formerly CEO and Chairman of Cap Gemini Ernst & Young Asia Pacific. Until recently, Mr. Manning served as a Director of Bain & Company. He is also an independent, non-executive director of Bank of Communications, China’s fifth largest bank.

“We are delighted to add John and Simon to the board of CDC Software as independent directors and their appointments are another major step in carving out CDC Software to be a stand-alone operating company,¡¨ said Mr. Peter Yip, chairman and CEO of CDC Software. “Their broad knowledge of investing in the technology and software sectors greatly compliments Tom’s operational experience. Together their experience will prove invaluable in driving CDC Software’s rapid organic growth and accelerated acquisition strategy forward.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online games in China with over 37 million registered users.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China, and a 77%-owned subsidiary of CDC Corporation, was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Mobile
CDC Mobile is the wholly owned subsidiary of China.com Inc. and is focused on providing MVAS products to subscribers in China.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the growth and acquisition strategy of CDC Software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to identify and acquire revenue enhancing businesses, the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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